                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC 20549


                                  SCHEDULE 13G


            INFORMATON STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (Amendment No. 1)*


                                 EARTHWEB INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                          Common Stock $.01 par value
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                        (Title of Class of Securities)

                                27032 C 10 8
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                                (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
---------------------------
  CUSIP No.  27032 C 10 8
---------------------------

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      NAME OF REPORTING PERSONS.
 1    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


      Nova Spivack
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [ ]

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      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      USA
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                          SOLE VOTING POWER
                     5
     NUMBER OF            488,809

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             488,809

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      488,809
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      5.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
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SCHEDULE 13G

Item 1.

          (a) Name of Issuer:

              EarthWeb Inc.

          (b) Address of Issuer's Principal Executive Offices:

              3 Park Avenue
              New York, NY 10016

Item 2.

          (a) Name of Person Filing:

              Nova Spivack

          (b) Address of Principal Business Office or, if none, Residence:

              3 Park Avenue
              New York, NY 10016

          (c) Citizenship:

              USA

          (d) Title of Class of Securities

              Common Stock $.01 par value

          (e) CUSIP Number

              27032 C 10 8

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is:

          Not applicable.

Item 4.   Ownership.


     (a)  Amount Beneficially Owned:

          488,809

     (b)  Percent of Class:

          5.0%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote  488,809

          (ii)  Shared power to vote or to direct the vote  0

          (iii) Sole power to dispose or to direct the disposition of  488,809

          (iv)  Shared power to dispose or to direct the disposition of  0


Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of a Group.

         Not Applicable.

Item 10. Certification.

         Not Applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                              Date: February 9, 2000


                                                 /s/ Nova Spivack
                                              ----------------------------------
                                                     Nova Spivack